EXHIBIT 23.8

CONSENT

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-1 of FOTV Media Networks Inc. (the “Company”) as a person about to become a director of the Company.

Dated: June 30, 2016

/s/ Francisco Martin Fernandez
Francisco Martin Fernandez